UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 19, 2010

Exact Name of Registrant as Specified in Its Charter	Commission File Number	I.R.S. Employer Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

A. HECO 2009 test year rate case

The following is an update to the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Electric utility” under “Most recent rate requests – HECO – 2009 test year rate case,” which is incorporated herein by reference to pages 26-28 of HEI Exhibit 13 of HEI’s and HECO’s Current Report on Form 8-K dated and filed on February 19, 2010.

On February 19, 2010, the Public Utilities Commission of the State of Hawaii (PUC) issued a second interim decision in the HECO 2009 test year rate case granting HECO an additional increase of $12.7 million in annual revenues. This change was implemented effective February 20, 2010. The second interim increase is to recover the costs related to the Campbell Industrial Park (CIP) combustion turbine No. 1 (CT-1) and related transmission improvements. The second interim increase is based on a return on average common equity of 10.50%, which was agreed to by the parties for purposes of an interim decision, and a rate of return of 8.45% on an average rate base of $1.251 billion.

In the second interim decision, the PUC stated that, pending receipt of an operational supply of biodiesel, it will allow HECO to operate CIP CT-1 as a traditional diesel peaking unit, which is more fuel efficient than running the unit only on an emergency basis. HECO will provide a report to the PUC quarterly so the PUC can confirm HECO is making adequate progress in securing an operational supply of biodiesel. The generating unit has been successfully tested on biodiesel and in December 2009, HECO entered into a two-year contract with Renewable Energy Group (REG) to supply biodiesel for the unit, subject to PUC approval. In December 2009, HECO filed an application with the PUC for approval of the contract with REG, and to include the contract costs in HECO’s energy cost adjustment clause. HECO is awaiting PUC approval of the contract.

The total of interim increases granted in the 2009 test year rate case amount to $73.8 million or 5.7% in annual revenues over effective rates at the time of the first interim increase, which granted HECO $61.1 million on August 3, 2009. If the amounts collected pursuant to interim decisions exceed the amount of increase ultimately approved in the final decision and order, then the excess will have to be refunded to HECO’s customers with interest.

Management cannot predict the timing, or the ultimate outcome of a final decision and order in this rate case.

B. Decoupling revenues from sales

The following is an update to Note 3 to HEI’s Consolidated financial statements, “Commitments and contingencies – Hawaii Clean Energy Initiative – Decoupling rates from sales,” which is incorporated herein by reference to pages 91-92 of HEI’s Exhibit 13 of HEI’s and HECO’s Current Report on Form 8-K dated and filed on February 19, 2010.

On February 19, 2010, the PUC issued an Order approving the joint final statement of position submitted by the utilities and the Consumer Advocate in May 2009, as amended by subsequent filings and modified by proposals in HECO’s motion for interim approval, subject to the PUC’s final decision and order in the proceeding. Generally, the effect of such filings and proposals would be to: decouple revenues from usage and allow a periodic true-up of sales revenues through a revenue balancing account; provide an annual adjustment to electric revenues to account for indexed changes in expenses through a revenue adjustment mechanism; and, provide an annual revenue adjustment mechanism to account for capital additions during the year. HECO and the Consumer Advocate are required to jointly prepare and file a proposed final decision and order to define implementation details of the February 19, 2010 Order within 30 days for the PUC’s review and approval. The other parties in the docket will have an opportunity to comment on the proposed final decision and order within five days.

Management cannot predict the timing or the ultimate outcome of the final decision in this proceeding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ James A. Ajello	/s/ Tayne S. Y. Sekimura
James A. Ajello	Tayne S. Y. Sekimura
Senior Financial Vice President, Treasurer, and Chief Financial Officer	Senior Vice President and Chief Financial Officer
(Principal Financial Officer of HEI)	(Principal Financial Officer of HECO)
Date: February 22, 2010	Date: February 22, 2010

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